EXHIBIT 4.2

AGREEMENT OF SUBSTITUTION AND AMENDMENT OF COMMON SHARES RIGHTS AGREEMENT

This Agreement of Substitution and Amendment is entered into as of September 2, 2002, by and between Biomet, Inc., an Indiana corporation (the "Company") and American Stock Transfer and Trust Company, a New York banking corporation ("AST").

RECITALS

A. On or about December 16, 1999, the Company entered into a Common Shares Rights Agreement (the "Rights Agreement") with Lake City Bank (the "Predecessor Agent") as rights agent.

B. The Company wishes to remove the Predecessor Agent and substitute AST as rights agent pursuant to Section 21 of the Rights Agreement.

C. The Company has given the Predecessor Agent notice of removal of the Predecessor Agent as rights agent.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 21 of the Rights Agreement is hereby amended to provide that any successor rights agent shall, at the time of its appointment as rights agent, have a combined capital and surplus of at least $10 million, rather than $50 million.

2. The Company hereby appoints AST as rights agent pursuant to Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

3. AST hereby accepts the appointment as rights agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

4. From and after the effective date hereof, each and every reference in the Rights Agreement to a "Rights Agent" shall be deemed to be a reference to AST.

5. Section 26 of the Rights Agreement is amended to provide that notices or demands shall be addressed as follows (until another address is filed):

If to the Company:              Biomet, Inc.
                                56 East Bell Drive
                                P.O. Box 587
                                Warsaw, IN   46581-0587
                                Attention:  Daniel P. Hann


If to AST:                      American Stock Transfer & Trust Company
                                59 Maiden Lane
                                New York, NY  10038
                                Attention:  Corporate Trust Department

6. Except as expressly modified herein, the Right Agreement shall remain in full force and effect.

7. This Agreement of Substitution and Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the dated indicated above.

                                   BIOMET, INC.


                                   By:  /s/  Dane A. Miller
                                        -------------------
                                        Dane A. Miller, Ph.D.
                                        President and Chief Executive Officer


                                   AMERICAN STOCK TRANSFER & TRUST COMPANY

                                    By:  /s/  Herbert Lemmer
                                         -------------------
                                         Herbert Lemmer
                                         Vice President